ART SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT ("***Agreement***") is made and entered into this 26th day of April, 2021 (the "***Effective Date***"), by and between Waddington Custot Galleries Ltd., with an address at 11 Cork Street, London, W1S 3LT ("***Seller***"), and Masterworks Gallery, LLC, with an address at 497 Broome Street, New York, New York 10013 ("***Agent***"). Seller is engaged in the business of the purchase and sale of works of art. Seller is acting as agent on behalf of the sole legal and beneficial owner ("***Owner***") of the work of art described on Exhibit B attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work on behalf of Owner. Agent is acting as agent on behalf of Masterworks Cayman SPC, on behalf of its 049 Segregated Portfolio ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. Sale. Seller on behalf of Owner agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. Purchase Price and Manner of Payment. The purchase price for the Work is Four Million Eight Hundred Thousand Dollars ($4,800,000) (the "***Purchase Price***"). The Purchase Price shall be paid as follows: (i) a non-refundable deposit in the amount of Four Hundred and Eighty Thousand Dollars ($480,000) shall be paid within two (2) business days of the Effective Date (the "***First Installment***"), and (ii) the remaining Four Million Three Hundred Twenty Thousand Dollars ($4,320,000) of the Purchase Price (the "***Final Installment***") shall be paid on the Closing Date. Agent shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice attached hereto as Exhibit B, which shall be verbally confirmed by Miranda Chance or Jacob Twyford and either Masha Golovina or Nigel Glenday prior to payment to Seller.

3. Representations and Warranties.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 8 below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement;

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A;

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work;

11 Cork Street
London W1S 3LT
+44 (0)20 7851 2200
waddingtoncustot.com

3.1.4. So far as the Seller is aware after due inquiry, the Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims;

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work, and shall provide to Agent a certificate of authenticity from the artist for the Work, if applicable;

3.1.6. The condition of the Work is, and shall be upon the Closing Date, substantially in the condition reflected in the Condition Report in Exhibit A hereto;

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made; and

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller, on behalf of itself and Owner, does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller or Owner of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller or Owner contained in this Agreement.

3.2.1. To induce Seller to enter into this Agreement, and acknowledging that Seller and Owner are relying on each and all of the following representations and warranties, Agent, on behalf of itself and Buyer, represents and warrants to Seller and Owner on the Effective Date and on the Closing Date (as defined in Section 8 below) that;

3.2.2. Agent, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, on behalf of itself and Buyer; and

11 Cork Street
London W1S 3LT
+44 (0)20 7851 2200
waddingtoncustot.com

3.2.3. The Purchase Price funds have not been obtained in violation of the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.3 The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer and payment of the Purchase Price to the Seller. It shall be a condition precedent to all the obligations of the Parties under this Agreement that the representations and warranties contained in this Agreement are true and correct on and as of the Closing Date. Notwithstanding anything to the contrary herein, Seller and Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. Storage and Care of the Work.

4.1 From the Effective Date, Seller shall store the Work at Momart Ltd. located at East 10 Enterprise Park, Argyll Way, London, E10 7DQ ("***Storage Location***"), and the Work will remain in an account at the Storage Location under the name and control of the Seller until the Closing Date (as defined below). Seller shall not relocate the Work without Agent's prior written approval except where the Artwork is at immediate risk in which case the Seller is authorized to take any necessary steps to prevent loss or damage to the Work, in which event Agent shall be immediately notified in writing.

4.2 Seller agrees to ensure that an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is accepted by Buyer on the Closing Date. Any damage to the Work must be reported within three (3) business days to Agent. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

5. Insurance. Seller shall arrange and pay for the Work to be insured under Seller's blanket fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until the Closing Date. From and after the date of payment of the First Installment, Buyer shall be named as an additional insured and a "loss payee" on such policy in the amount of its deposit and Seller will issue an insurance certificate which delineates the First Installment in the name of Agent as well as the work being fully insured at Seller's cost for the duration of the Agreement until the Closing Date (as defined in Section 9 below). On or before the date of payment of the First Installment, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage and naming Buyer as an additional insured and loss payee. From the day after the Closing Date, the Seller shall no longer be responsible for insuring the Work, irrespective of whether the Work remains at the Storage Location, and Agent and Buyer hereby agrees that all risk in the Work shall transfer to Buyer with immediate effect on the Closing Date.

6. Third-Party Commissions. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any

11 Cork Street
London W1S 3LT
+44 (0)20 7851 2200
waddingtoncustot.com

commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement.

7. Inspections and Condition Reporting. Agent for the Buyer has inspected the Work at Storage Location on April 23, 2021 (the "Inspection") and has prepared a condition report (the "Condition Report"), attached hereto as Exhibit A. Agent shall have the right to inspect the Work at the Storage Location any time before the Closing Date. Within one hundred and eighty (180) days of receipt of the First Installment, the Seller shall complete a final inspection of the Work at the Storage Location to confirm that the condition of the Work substantially matches the condition reflected in the Condition Report ("**Final Condition Report**"). All Condition Reports shall be shared with the Seller or Agent within five (5) business days of being completed.

8. Acceptance. Agent shall, on behalf of the Buyer, within five (5) business days of receiving the Final Condition Report, write to the Seller confirming formal acceptance of the Work and making payment of the Final Installment.

9. Title. The "***Closing Date***" shall mean the date upon which Agent pays the Final Installment of the Purchase Price to the Seller. On the Closing Date, subject only to Seller's receipt of the Final Installment in accordance with this Agreement, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale and a certificate of authenticity from the artist for the Work, if applicable. Seller shall be responsible for remitting any and all applicable sale proceeds due to Owner in connection with the sale of the Work hereunder.

10. Delivery and Expenses. Within five (5) business days of Closing Date, Seller shall arrange for the work to be packed and shipped by reputable fine art shippers to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the **"*Delivery Location*"**). As an accommodation to Agent, Seller shall arrange for the packing and shipping of Work from its Storage Location to the Delivery Location. Seller shall be responsible for paying all costs and expenses associated with the packing and shipping of the Work from the Storage Location to the Delivery Location and Seller shall be invoiced for the full amount. For the avoidance of doubt, Agent shall remain responsible for insuring the work from the Closing Date including for the transportation to the Delivery Location and Agent hereby waives any and all rights of recovery, claim, action, or cause of action, against Seller, its agents, officers, or employees, for any loss or damage that may occur to the Work as a result of packing and shipping the Work, and covenants that no insurer of Agent shall hold any right of subrogation against Seller or Seller's insurer.

11. Security Interest. Seller grants Buyer a security interest in all rights, title and interest in and to the Work, all documents related thereto, and any amount that compensates or indemnifies for the loss, theft or damage to the Work from the Effective Date and until the Closing Date. In the event of any default under this Agreement by Seller, Buyer, to the extent of Buyer's security interest in and to the Work at such time of default, shall have the rights of a secured party under Article 9 of the New York Uniform Commercial Code. Upon execution of this Agreement, Seller authorizes Buyer to file a UCC-1 Financing Statement covering the Work.

11 Cork Street
London W1S 3LT
+44 (0)20 7851 2200
waddingtoncustot.com

12. Termination with cause. Each Party shall have the right to terminate this Agreement prior to the Closing Date if the other Party breaches or threatens to breach any of the terms of this Agreement by providing not less than thirty (30) days' written notice. In addition to the foregoing, either Party may terminate this Agreement in accordance with clause 14.

13. Consequences of Termination for cause. In the event of termination by either Party pursuant to clause 12 of this Agreement, neither the Agent or Buyer shall be entitled to a reimbursement of the First Installment and all of the Seller's obligations under this Agreement, including transferring title in the Work to the Buyer, shall cease with immediate effect. Any termination of this Agreement shall not affect any accrued rights, remedies, or liabilities of either Party at the date of such termination, including the right to claim damages in respect of any breach of this Agreement that existed at, or before, the date of termination.

14. Force Majeure. Neither Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure result from any act or event that is unforeseeable, insurmountable and outside the control of the Party that invokes it (all such criteria being met simultaneously), and which renders said Party unable to comply totally or partially with its obligations under the Agreement ("***Force Majeure Event***"), provided that (i) the affected Party shall immediately notify the other Party in writing of the matters constituting the Force Majeure Event and shall keep that Party fully informed of their continuance and of any relevant change of circumstances whilst such Force Majeure Event continues; and (ii) the affected party shall take all reasonable steps available to it to minimize the effects of the Force Majeure Event on the performance of its obligations under this Agreement. If the period of delay or non-performance continues for forty (45) days or more, the Party not affected may terminate this Agreement by giving not less than ten (10) days' written notice to the affected Party.

15. Miscellaneous. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Agreement without the prior written consent of Agent or Buyer. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of England and Wales. Any dispute arising under or related to this Agreement shall be resolved in the courts of England and Wales. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

11 Cork Street
London W1S 3LT
+44 (0)20 7851 2200
waddingtoncustot.com

11 Cork Street
London W1S 3LT
+44 (0)20 7851 2200
waddingtoncustot.com

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

Waddington Custot Galleries Ltd.

By: Jacob Twyford
Its: Senior Director.

AGENT:

Masterworks Gallery, LLC

By: Masha Golovina
Its: Director of Acquisitions

[Signature Page to Sale and Purchase Agreement]

11 Cork Street
London W1S 3LT
+44 (0)20 7851 2200
waddingtoncustot.com

EXHIBIT B

INVOICE

(Attached)

11 Cork Street
London W1S 3LT
+44 (0)20 7851 2200
waddingtoncustot.com

WADDINGTON CUSTOT

Masterworks Gallery, LLC
on behalf of Masterworks Cayman, SPC
049 Segregated Portfolio
497 Broome Street
New York
NY 10013
USA

Invoice S031337/MC

26 April 2021
Page 1 of 1



Chu Teh-Chun
Printemps hivernal 1986–1987
oil on canvas
77 x 51 3/8 in, 195.5 x 130.5 cm
Our ref. B45713

USD 4,800,000.00

Invoice Total USD 4,800,000.00

For export - zero rated for VAT

Please make payment in USD by bank transfer quoting invoice number S031337 in the payment reference to:
Barclays Bank PLC
1 Churchill Place, London, E14 5HP
Account Name: Waddington Custot Galleries Limited
Account Number: [redacted]
Sort Code: [redacted]
Swift Code: [redacted]
IBAN: [redacted]

Please see attached sheet(s) for provenance details

Shipping and Insurance
Waddington Custot Galleries is responsible for shipping costs to Delaware Freeport. Upon receipt of full payment, Masterworks Cayman SPC is responsible for all insurance costs.

Payment Terms
10% immediate, non-refundable deposit payable upon receipt of invoice. Full payment to be made within 180 days.

If you proceed with this transaction you will be bound by the terms and conditions overleaf. It is important that you read and understand the terms and conditions before proceeding with this transaction.

You will only become the owner of the work when the purchase price is paid in full. Payment is only made in full when Waddington Custot have received cleared funds representing the full amount.

WADDINGTON CUSTOT

Chu Teh-Chun (1920–2014)
Printemps hivernal
1986–1987



oil on canvas
77 x 51 3/8 in / 195.5 x 130.5 cm
Our ref. B45713

signed on reverse in Chinese and Pinyin 'CHU TEH-CHUN' and dated '1986–1987'

PROVENANCE

Private Collection (acquired directly from the artist)
Sotheby's, New York: 14 May 2014 (lot no.55)
Private Collection
Private Collection

This work is accompanied by a photo-certificate of authenticity signed by Chu Ching-Chao, the artist's widow, and dated 26 April 2018. The work will be included in the forthcoming catalogue raisonné currently under preparation by the Fondation Chu Teh-Chun and Chu Ching-Chao.

EXHIBIT C

BILL OF SALE

Dated: ________________, 2021

Sold by:	Waddington Custot Galleries Ltd. 11 Cork Street London, W1S 3LT	("***Seller***")
Sold to:	Masterworks Cayman SPC, On behalf of its 049 Segregated Portfolio 497 Broome Street New York, New York 10013	("***Buyer***")
Work sold:	Artist: Chu Teh-Chun Title: Printemps Hivernal Medium: oil on canvas Size: 76 3/4 x 51 1/4 in. (195 x 130 cm) Date: 1986-7	(the "***Work***")

Retail Price: $4,800,000.00

NY Sales Tax: None Withheld; Delaware Delivery

Purchase Price: $4,800,000.00

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Sale and Purchase Agreement by and between Seller and the Agent dated April 26, 2021, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

Waddington Custot Galleries Ltd.

____

By:

Its:

11 Cork Street
London W1S 3LT
+44 (0)20 7851 2200
waddingtoncustot.com